CONSULTING AGREEMENT

                  This is a Consulting Agreement (the "Agreement") made this 1st day of March, 1997 by and between Anaren Microwave, Inc. ("Anaren"or "Company"), a New York Corporation, with its principal place of business at 6635 Kirkville Road, E. Syracuse, New York 13057, and Dale F. Eck ("Eck"), an independent financial consultant, with a place of business at 32 Warren Street, Boyleston, Massachusetts 01505.

                                    RECITALS

                  1. Eck is a current outside Director on Anaren's Board of Directors.

                  2. Eck possess substantial knowledge and experience dealing with a wide spectrum of financial issues, including, financing, investing, mergers, acquisitions and divestitures. Eck has been employed as Vice President of Finance, Treasurer, for the Entwistle Company since 1978, and has developed considerable experience dealing with government contracts. In his capacity at Entwistle, Eck has additionally served as chief financial officer of various companies owned and/or managed by Entwistle.

                  3. During the past five year period, Eck has provided Anaren's management various degrees of financial related advice. Eck has been particularly helpful in assisting Anaren's management restructure Anaren's core businesses.

                  4. Anaren desires to retain Eck as a financial consultant to more fully benefit from Eck's knowledge, skills, and abilities beyond what would reasonably be provided by Eck as a member of Anaren's Board of Directors.

                  5. Eck has expressed a willingness to provide consulting services to Anaren on a limited basis.

                                     TERMS

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                  NOW THEREFORE, in consideration of the mutual covenants and representations contained in this Agreement, the parties agree as follows:

                  1. SERVICES. Eck will use his best efforts to provide sound financial advice to Anaren's management, as requested, in implementing strategic financial controls to enhance the operational effectiveness and overall profitability of the Company. Eck will also consult with management, if requested, on issues involving reorganizations, potential mergers and acquisitions, divestitures, stock buy back programs, and secondary financing issues.

                  2. EFFECTIVE DATE; TERM. Eck shall provide the Services outlined above for a period of five (5) years commencing on the date stated above, and ending on February 28, 2002, unless this Agreement is sooner terminated as provided below. During the term of this Agreement, Eck shall be available to provide services to Anaren up to two (2) days per month.

                  3. COMPENSATION. Eck will charge, and Anaren will pay Eck a monthly fee of ONE THOUSAND SIX HUNDRED SIXTY-SIX AND 66/100 DOLLARS ($1,666.66) for services rendered, plus reasonable and customary business expenses, including meals, transportation and lodging incurred by Eck directly related to activities on behalf of Anaren. The monthly fee shall be payable regardless of the number of days of service provided by Eck.

                                                     a. Eck shall submit monthly
                                    invoices to Anaren which shall include
                                    itemized reimbursable business expenses
                                    incurred by Eck during the applicable
                                    invoice period.

                  4. NON-EXCLUSIVE AGREEMENT. It is understood that Services provided by Eck will be provided on a non-exclusive basis. It is additionally understood that during the term of this Agreement, Eck will be employed by the Entwistle Company

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and will consult with companies other than Anaren, but Eck has not and will not accept or make other agreements that present a conflict of interest with Anaren.

                  5. TERMINATION AND COMPENSATION. Either party may cancel this Agreement prior to the "termination date" by providing the other with twelve
(12) months advance written notice.

                                                     a. Termination Date. The
                                    term "termination date" shall mean the
                                    earlier of (i) the expiration date; or (ii) if Eck's employment is terminated by his death, the date of his death, or (iii) for any other reason, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the relationship.

                                                     b. Incapacity. If in the
                                    reasonable judgment of the Board of
                                    Directors of the Company, as a result of Eck's incapacity due to physical or mental illness or otherwise, Eck should become unable to perform his duties under this Agreement, Anaren may terminate this Agreement by written notice to Eck.

                                                     c. In the event of
                                    termination, for any reason, Eck or his
                                    estate, shall be entitled to receive
                                    compensation on a pro rata basis for
                                    Services performed up through the effective date of the termination date.

                  6. RELATIONSHIP OF THE PARTIES. The parties to this Agreement are independent contractors and not employees of each other. Except as otherwise provided in this Agreement, neither party shall hold itself out as having the power or authority to bind or create liability for the other by its acts or omissions.

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                                                     a. Eck, in his sole
                                    discretion, shall determine the method and manner with which he will satisfy his obligations under this Agreement. Anaren shall neither have the right, nor exercise any control of, or direction over, the particular method or manner by which Eck shall perform the services required under this Agreement.
                                                     b. Anaren will not withhold
                                    on behalf of Eck any sums for income tax, unemployment insurance, social security, or any other amount required to be withheld pursuant to any legal requirement of any governmental body. Anaren will issue Eck an IRS form 1099 to record payments made to Eck pursuant to this Agreement.

                  7. TAXES AND INSURANCE. Eck shall be solely responsible to pay all applicable taxes and insurance, and workers' compensation, if required by law.

                  8. NO CLAIM FOR BENEFITS. Eck acknowledges that he is not entitled to, and waives any right to participate in, join, or benefit from any Anaren welfare, benefit or pension plan that is otherwise provided to Anaren employees. Eck shall therefore have no claim under this Agreement or otherwise against Anaren for vacation pay, paid sick leave, Federal Insurance Contributions Act ("FICA") contributions, workers' compensation benefits, or health, disability, or unemployment insurance benefits, or any other Anaren provided benefit of any kind.

                  9. ANAREN DIRECTOR. Nothing in this Agreement is intended to change or otherwise modify Eck's responsibilities and obligations to Anaren as a member of Anaren's Board of Directors. Similarly, this Agreement is intended not to alter or otherwise modify any benefit Eck is entitled to as a member of Anaren's Board of Directors.

                  10. CONFIDENTIAL INFORMATION. Eck warrants and represents that during the term of this Agreement, and in perpetuity thereafter, he shall safeguard and shall not disclose to any third person or use for his own benefit or the benefit of others, Confidential Information of Anaren however acquired during or prior to the term of this Agreement.

                                                     a. "Confidential
                                    information" shall mean any information
                                    owned by Anaren, or acquired in connection with this Agreement by Anaren, or entrusted to Anaren, that provides economic value, actual or potential, to Anaren by reason of it not being generally known to other persons who can obtain economic value from its disclosure or use. Such information may include, by way of example, but is not limited to pricing data, cost data, other financial data, technical design, manufacturing and application information, customer information, personnel information, and new product developments and business plans.

                                                     b. The parties expressly
                                    agree that in order to protect its
                                    confidential information, Anaren shall have the right to bring an action to enjoin the disclosure by Eck of confidential information; it being acknowledged that a suit for monetary damages alone would be an inadequate remedy.

                  11. NOTICES. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed given when received by the other party. Notices to Anaren shall be sent to the attention of Larry A. Sala at Anaren,

6635 Kirkville Road, E. Syracuse, New York 13057, and Eck at 32 Warren Street, Boyleston, MA 01505.

                  12. GOVERNING LAW. This Agreement is to be governed, construed, and enforced in accordance with the laws (other than the conflict of law rules) of the State of New York. Any action or proceeding arising out of or related to this Agreement shall be brought in Supreme Court, Onondaga County, New York, and the parties hereby consent to the jurisdiction of this court.

                  13. ENTIRE AGREEMENT.This Agreement constitutes the entire understanding between the parties and supersedes all prior and contemporaneous agreements, understandings, and negotiations and discussions, whether oral or written, and shall not be modified, except by written agreement, signed by the parties.

                  14. MISCELLANEOUS. Any term or provision of this Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity or enforceability of any other term or provision. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning of this Agreement. This Agreement may be executed in any number of counter-parts which together shall constitute one instrument and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, the parties execute this Agreement as of the date first written above.

ANAREN MICROWAVE, INC.

By:     /s/ Larry A. Sala                               /s/ Dale F. Eck
        ---------------------                           -------------------
             President